Exhibit (a)(5)(F)

Filed in Fourth Judicial District Court

4/5/2013 2:30:46 PM

Hennepin County Civil, MN

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF HENNEPIN	FOURTH JUDICIAL DISTRICT

Judge Edward T. Wahl
Dr. Ezekiel Kruglick, individually and on behalf of all others similarly situated,
ORDER
Plaintiff,
Court File No. 27CV13-5508
v.

MakeMusic, Inc., Robert B. Morrison, Trevor D’Souza, Keith A. Fenhaus, Graham Richmond, Michael Skinner, Leap Acquisition Corporation, Launchequity Acquisition Partners, LLC, Designated Series Education Partners, and LaunchEquity Partners, LLC,

Defendants.

The above-entitled matter came before the Honorable Edward T. Wahl, Judge of Hennepin County District Court, on April 4, 2013, on Plaintiff’s motion for expedited proceedings. Vernon J. Vander Weide, Esq. and Gregg M. Fishbein, Esq. appeared for and on behalf of Plaintiff. David R. Marshall, Esq., Leah C. Janus, Esq., and David C. Grorud, Esq. appeared for and on behalf of Defendant MakeMusic, Inc. Lawrence J. Field, Esq. appeared for and on behalf of Defendants Leap Acquisition Corporation, LaunchEquity Acquisition Partners, LLC, Designated Series Education Partners, and Launch Equity Partners, LLC.

Based upon all of the files, records, and proceedings herein, together with the arguments of counsel,

Filed in Fourth Judicial District Court

4/5/2013 2:30:46 PM

Hennepin County Civil, MN

IT IS HEREBY ORDERED:

1. Plaintiff’s motion for expedited proceedings is denied. The Court finds that Plaintiff’s claims are derivative, and Plaintiff failed to comply with requirements set forth in Minn. R. Civ. P. 23.09.

2. The matter is hereby stayed pending the investigation and recommendation of the Special Litigation Committee.1

3. A memorandum will be filed to be incorporated herein by reference.

IT IS SO ORDERED.

BY THE COURT:

Dated: April 5, 2013	/s/ Edward T. Wahl
Edward T. Wahl
Judge of District Court

[1]	MakeMusic asks the Court to dismiss the action because Kruglick lacks standing for failure to comply with Rule 23.09. MakeMusic is already in the process of appointing a Special Litigation Committee. In the interest of judicial efficiency, rather than dismiss the matter without prejudice, the Court will stay the proceedings while the Special Litigation Committee investigates the claims.

2